Exhibit 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FIRST QUARTER RESULTS

CORNELIA, GA.   May 6, 2009, Habersham Bancorp (NASDAQ: HABC) reports first quarter loss of $1,655,000 or $.60 per diluted share compared to first quarter earnings of $59,000 or $.02 per diluted share in 2008.

The decrease resulted principally from decreases in net interest income of approximately $1.1 million and an additional expense from provisions for loan losses of approximately $1.4 million. Decreases in net interest income resulted from: 1) an increase in the total dollar balances of loans on nonaccrual status and 2) the total balances of variable rate loans tied to a decreasing interest rate.  Nonperforming assets increased approximately $340,000 from December 31, 2008 to March 31, 2009 as increases in other real estate totaling approximately $5.0 million were offset by decreases in nonaccrual loans and accruing loans 90 days past due of approximately $4.0 million and $676,000, respectively.

The net interest margin for the first quarter of 2009 was 2.38% when compared to 3.31% for the first quarter of 2008.   Average interest-earning assets decreased approximately $16.9 million and average interest-bearing liabilities increased approximately $21.6 million when comparing first quarter of 2009 to first quarter of 2008.

Total assets of $512.4 million at March 31, 2009 reflect an increase of $17.6 million or 3.55% from $494.9 million at December 31, 2008.   The increase reflects increases in cash and cash equivalents,  in other real estate, in the investment securities portfolios and in the total loan portfolios of approximately $9.6 million, $5.0 million, $898,000 and $719,000, respectively.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

Earnings (Loss) Summary	Three Months Ended March 31,
	2009	2008

Interest income	$5,687	$7,603
Interest expense	3,217	4,007
Net interest income	2,470	3,596
Provision for loan losses	1,780	423
Net interest income after provision for loan losses	690	3,173
Other income	866	1,030
Investment securities gains	58	127
Other expense	4,464	4,467
Loss before income taxes	(2,850)	(137)
Income tax benefit	1,195	196
Net (loss) earnings	$(1,655)	$59
Net (loss) earnings per share – basic	$(.60)	$.02
Net (loss) earnings per share – diluted	$(.60)	$.02
Weighted average number of common shares outstanding	2,818,593	2,818,593
Weighted average number of common and common equivalent shares outstanding	2,818,593	2,818,593
Cash dividends declared per common share	$-	$.10

Balance Sheet Summary	March 31, 2009	December 31, 2008
Total Assets	$512,445	$494,869
Loans, net	310,661	310,607
Deposits	416,819	392,888
Stockholders’ Equity	40,657	41,998